UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2007
OCEANIC EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-08521	84-0591071

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7800 East Dorado Place, Suite 250, Englewood, Colorado 80111
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (303) 220-8330
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure, Election or Appointment of Directors or Officers
By consent resolution, effective June 30, 2007, the Board of Directors (the Board) of Oceanic Exploration Company (Oceanic) appointed Stephen M. Duncan to serve as President. Mr. Duncan has been a director of Oceanic since March, 2007 and will continue to serve on the Board.
During the last five years, Mr. Duncan served as the Director of the Institute for Homeland Security Studies at the National Defense University in Washington, D.C. and provided consulting services on national/homeland security matters. Mr. Duncan earned his Doctor of Jurisprudence Degree from the University of Colorado and is a member of the Bar of the United States Supreme Court, the States of Colorado and Virginia, the District of Columbia and several other federal courts.
Mr. Duncan is Vice-Chairman of the Board of General Atomic Technologies Corporation (GATC) in San Diego, California, a company indirectly controlled by James N. Blue, Chairman and CEO of Oceanic. Mr. Duncan is an employee of GATC’s operating subsidiary, General Atomics (GA). GA is currently providing Oceanic with legal and litigation management services related to Oceanic’s litigation over oil and gas rights in the East Timor Sea, on an as-requested basis. Oceanic will reimburse GA for Mr. Duncan’s time based upon GA’s cost allocation practices. It is estimated that Oceanic’s costs for Mr. Duncan’s services will be approximately $95,000 per year. Oceanic has no employment or any other executive compensation agreement with Mr. Duncan.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2007

Oceanic Exploration Company
/s/ Courtney Cowgill
CFO/Corporate Treasurer